EXHIBIT 10.31

FOURTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of the 30th day of October, 2005, by and between Silicon Valley Bank (“Bank”) and eCollege.com, a Delaware corporation (“eCollege”), whose address is One North LaSalle Street, Suite 1800, Chicago, Illinois 60602, and DataMark Inc., a Delaware corporation (“DataMark”), whose address is 2305 President’s Drive, Salt Lake City, UT 84120 (hereinafter eCollege and DataMark shall be referred to collectively as the “Borrowers” and individually as a “Borrower”).

RECITALS

A.                                    Bank and Borrowers have entered into that certain Loan and Security Agreement dated as of October 30, 2003, as amended as of December 29, 2003, April 1, 2004 and December 28, 2004 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.                                    Bank has extended credit to Borrowers for the purposes permitted in the Loan Agreement.

C.                                    Borrowers have requested that Bank amend the Loan Agreement to (i) increase the amount available to be borrowed under the Committed Revolving Line, (ii) extend the Revolving Maturity Date, (iii) lower the interest rate payable on the Advances, and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.                                    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.                                      Amendments to Loan Agreement.

2.1                               Sections 2.1.2, 2.1.3, 2.1.4 and 2.2 (Sublimits). The figure “$3,500,000” contained in each of Sections 2.1.2, 2.1.3 and 2.1.4 and in the last paragraph of Section 2.2 is amended and replaced with the figure “$5,000,000”.

2.2                               Section 2.3 (Interest Rate, Payments). The first sentence of Section 2.3(a) is amended in its entirety and replaced with the following:

(a)                                  Interest Rate. (i) Advances accrue interest on the outstanding principal balance at a per annum rate equal to the Prime Rate.

2.3                               Section 2.4 (Fees). Section 2.4(b) and Section 2.4(c) are amended in their entirety and replaced with the following:

(b)                                 Non-utilization Fee. A quarterly non-utilization fee equal to 12.5 basis points (0.125%) times the average daily, unused amount available under the Committed Revolving Line (being the difference between the amount of the Committed Revolving Line and the average outstanding daily balance of Advances and Letters of Credit and amounts utilized for Cash Management Services and FX Reserves) during the prior quarter, payable in arrears twenty (20) days after each quarter-end.

(c)                                  Early Termination Fee.                         A fully earned, non-refundable early termination fee of $150,000.00 if, at Borrowers’ option, the Committed Revolving Line is terminated and the Advances are paid in full on or prior to October 30, 2006, and such a fee of $75,000.00 if such events occur after October 30, 2006 but prior to October 30, 2007.

2.4                               Section 6.2 (Financial Statements, Reports, Certificates.)  Section 6.2 is amended in its entirety and replaced with the following:

6.2                                 Financial Statements, Reports, Certificates.

(a)                                  Borrowers will deliver to Bank:  (i) as soon as available, but no later than 45 days after the last day of each fiscal quarter, company prepared consolidated and consolidating balance sheets and income statements covering the operations of eCollege and its Subsidiaries during the period certified by a Responsible Officer of eCollege and in a form acceptable to Bank; (ii) within 5 days of filing, copies of all statements, reports and notices made available to eCollege’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iii) a prompt report of any legal actions pending or threatened against either Borrower or any Subsidiary that could result in damages or costs to either Borrower or any Subsidiary of $250,000 or more; (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of either Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between either Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b)                                 Within 45 days after the last day of each quarter (or within 30 days after the last day of each month if outstanding Advances in excess of $5,000,000 exist, excluding Quarter-End Advances and outstanding Letters of Credit), Borrowers will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer of eCollege in the form of Exhibit C, with aged listings of accounts receivable and accounts payable.

(c)                                  Within 45 days after the last day of each fiscal quarter, Borrowers will deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer of eCollege in the form of Exhibit D.

(d)                                 Borrowers will allow Bank to audit Borrowers’ Collateral at Borrowers’ expense during normal business hours upon reasonable notice. Audits of each Borrower will be conducted no more often than annually, unless an Event of Default has occurred and is continuing.

2.5                               Section 6.7  (Financial Covenants.)  Section 6.7 is amended in its entirety and replaced with the following:

6.7                 Financial Covenants.

eCollege will have or maintain as of the last day of each month (unless otherwise provided) and on a consolidated basis:

(i)                                     Quick Ratio (Adjusted). A ratio of Quick Assets to Current Liabilities minus Deferred Revenue and any Quarter-End Advance of at least 1.50 to 1.00 at each fiscal quarter-end, tested quarterly.

(ii)                                  EBITDA. An EBITDA for each fiscal quarter of not less than those amounts set forth next to the corresponding fiscal quarter set forth on Exhibit E, tested quarterly commencing with the quarter ending June 30, 2005.

2.6                               Section 7.3 (Mergers or Acquisitions.)  Section 7.3 is amended in its entirety and replaced with the following:

7.3                                 Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except, as long as no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, (a) a Subsidiary may merge or consolidate into another Subsidiary or into such Borrower and DataMark may merge into eCollege, and (b) cash acquisitions with a cost not exceeding 30% of Tangible Net Worth and non-cash acquisitions with a cost not exceeding 49% of Tangible Net Worth (or a combination of both).

2.7                               Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Committed Revolving Line” is $15,000,000.00.

“Revolving Maturity Date” is October 30, 2007.

2.8                               Exhibits D and E. Exhibits D and E attached hereto are substituted for those attached to the Loan Agreement

3.                                      Limitation of Amendments.

3.1                               The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2                               This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.                                      Representations and Warranties. To induce Bank to enter into this Amendment, each Borrower hereby represents and warrants to Bank as follows:

4.1                               Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2                               Each Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3                               The organizational documents of each Borrower delivered to Bank on or about October 30, 2003 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4                               The execution and delivery by each Borrower of this Amendment and the performance by such Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5                               The execution and delivery by each Borrower of this Amendment and the performance by such Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting such Borrower, (b) any contractual restriction with a Person binding on such Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on such Borrower, or (d) the organizational documents of such Borrower;

4.6                               The execution and delivery by each Borrower of this Amendment and the performance by such Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7                               This Amendment has been duly executed and delivered by each Borrower and is the binding obligation of such Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.                                      Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.                                      Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrowers’ payment of an amendment fee in an amount equal to $15,000.00.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		eCollege.com

By:	/s/ Frank Amoroso	By:	/s/ Reid Simpson
Name:	Frank Amoroso	Name:	Reid Simpson
Title:	Vice President	Title:	Chief Financial Officer

BORROWER

DataMark Inc.

		By:	/s/ Reid Simpson
		Name:	Reid Simpson
		Title:	Chief Financial Officer

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

FROM:	ECOLLEGE.COM

The undersigned authorized officer of eCollege.com certifies that under the terms and conditions of the Loan and Security Agreement between eCollege,com and DataMark, Inc. (“Borrowers”)  and Bank (the “Agreement”), (i) Borrowers are in complete compliance for the period ending                              with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. Such officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Such officer acknowledges that no borrowings may be requested at any time or date of determination that Borrowers are not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly financial statements + CC	Quarterly within 45 days	Yes	No
Annual (Audited)	FYE within 95 days	Yes	No
A/R & A/P Agings	Monthly within 30 days*	Yes	No
Borrowing Base Certificate	Monthly within 30 days*	Yes	No
A/R Audit	Annual	Yes	No

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:
Minimum Quick Ratio (Adjusted) (quarterly)	1.50:1.00 at each FQE	:1.00	Yes	No

Minimum EBITDA (quarterly)	See Exhibit E	$	Yes	No

*Quarterly within 45 days if no outstanding Advances exceeding $5,000,000 exist other than Quarter-End Advances and outstanding Letters of Credit.

Have there been updates to Borrowers’ intellectual property, if appropriate?

Yes / No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER

eCollege.com	Date:

By:	Verified:
TITLE:	AUTHORIZED SIGNER

Date:

DATE:	Compliance Status:	Yes	No

EXHIBIT E

Fiscal quarter ended	Minimum EBITDA

June 30, 2005	$3,000,000
September 30, 2005	$3,000,000
December 31, 2005	$3,500,000
March 31, 2006	$3,500,000
June 30, 2006	$3,500,000
September 30, 2006	$3,500,000
December 31, 2006	$4,000,000
March 31, 2007	$4,000,000
June 30, 2007	$4,000,000
September 30, 2007	$4,000,000

SILICON VALLEY BANK

PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	eCollege.com and DataMark Inc.

LOAN OFFICER:	Frank Amoroso

DATE:

	Loan Fee	$15,000.00
	Documentation Fee	$

	TOTAL FEES DUE	$

{   }  A check for the total amount is attached.

{   }  Debit DDA #                                      for the total amount.

BORROWER:
ECollege.com

Authorized Signer	(Date)

DataMark Inc.

Authorized Signer	(Date)

BANK;
SILICON VALLEY BANK

Loan Officer Signature	(Date)